Exhibit 99.1

Uranium Resources Announces Positive Results of Groundwater Study

Churchrock Project Will Have No Impact on Navajo-Gallup Water Supply Project

  The study was developed jointly by the Navajo Nation, City of Gallup and URI
  The study indicates that existing and future water wells will not be impacted by ISR activities

LEWISVILLE, Texas--(BUSINESS WIRE)--October 31, 2012--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”), announced the positive findings resulting from the Section 8 / Navajo-Gallup Groundwater Report and Conjunctive Use Evaluation for its Churchrock Section 8 (“Section 8”) uranium in-situ recovery (“ISR”) project.

The study results indicate that existing Gallup, Fort Wingate, Rehoboth and Navajo Nation water wells will not be impacted by Section 8 ISR activities, during mining operations or into the future. Moreover, the evaluation concluded that there is no discernible risk that ISR activities would adversely affect groundwater allocated for the Navajo-Gallup Water Supply Project.

“This study was a collaborative effort with the Navajo Nation and the City of Gallup,” stated Mark S. Pelizza, Senior Vice President of Health, Safety and Environmental Affairs of URI. “The evaluation substantiates our belief that ISR mining, specifically at our Churchrock project, is a safe, environmentally-friendly way to extract uranium.”

Mr. Pelizza added, “We continue our discussions with members of the Navajo Nation and its government and believe that this jointly developed study is a solid step forward to help address their mining concerns.”

The report was prepared by Daniel B. Stephens and Associates, Inc., a hydrology, engineering and geosciences consulting firm based in Albuquerque, New Mexico. The firm was selected to conduct the study by the Navajo Nation and the City of Gallup. The evaluation was conducted assuming parameters that resulted in faster groundwater migration rates and placed all future supply wells in locations closer to Section 8 than are projected. Additionally, consideration was not given to geochemical processes, which lead to the natural dilution and removal of elements over time.

About Uranium Resources, Inc.

Uranium Resources, Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas. URI has over 206,600 acres of uranium mineral holdings and 152.9 million pounds of in-place mineralized uranium material in New Mexico and an NRC license to produce up to 1 million pounds of uranium per year. URI has an additional 1.3 million pounds of in-place mineralized uranium material in Texas and South Dakota. The Company acquired these properties over the past 20 years along with an extensive information database of historic drill hole logs, assay certificates, maps and technical reports. None of URI’s properties is currently in production.

URI’s strategy is to fully develop its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, and partner with larger mining companies that have undeveloped uranium assets or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its website at www.uraniumresources.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

CONTACT:
Investor Contact:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media Contact:
Uranium Resources, Inc.
Mat Lueras
Vice President, Corporate Development
505-269-8317
mlueras@uraniumresources.com